Exhibit 23.6

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

July 31, 2015

Deutsche Bank AG 60 Wall Street New York, NY 10005

Ladies and Gentlemen:

We have acted as special tax counsel to Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated July 31, 2015, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its Global Notes, Series A, described in the prospectus supplement dated July 31, 2015 (the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a prospectus supplement or pricing supplement relating to the offer and sale of any particular Securities prepared and filed by the Bank with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.